Exhibit 10.1

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan

Amendment No. 1

Pursuant to Paragraph 14 of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of May 26, 2011. Terms not otherwise defined herein shall have the same meaning as those terms are defined in the Plan.

1.	The definition of the term “Change in Control” in Paragraph 2 of the Plan is hereby deleted in its entirety and replaced with the following:

“‘Change in Control’ means , with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which the Jacobs Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.”

2.	The definition of the term “Incentive Award” in Paragraph 2 of the Plan is hereby deleted in its entirety and replaced with the following:

“‘Incentive Award’ means an ISO, NQSO, Restricted Stock or Restricted Stock Unit granted or awarded under this Plan.”

3.	Paragraph 2 of the Plan is hereby amended to add the following new defined terms:

“‘Cause’ means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company’s termination of the Employee’s employment with the Company following the occurrence of any one or more of the following: (1) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (2) the Employee willfully and continually fails to substantially perform the Employee’s duties with the Company after written notification by the Company; (3) the Employee willfully engages in conduct that is materially injurious to the Company, monetarily or otherwise; (4) the Employee commits an act of gross misconduct in connection with the performance of the Employee’s duties to the Company; or (5) the Employee materially breaches any employment, confidentiality or other similar agreement between the Company and the Employee.

‘Good Reason’ means, without the Employee’s consent (1) a material reduction in the position, duties or responsibilities of the Employee from those in effect immediately prior to such change; (2) a reduction in the Employee’s base salary; (3) a relocation of the Employee’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or (4) a material breach by the Company of any employment agreement between the Company and the Employee.

‘Qualifying Termination’ means a termination of an Employee’s employment with the Company (i) by the Company for any reason other than Cause or the Employee’s death or Disability or (ii) by the Employee for Good Reason.

‘Restricted Stock Unit’ means an Incentive Award granted pursuant to Paragraph 13 of this Plan, pursuant to which shares of Jacobs Common Stock may be issued in the future.”

4.	Paragraph 12 of the Plan is hereby deleted in its entirety and replaced with the following:

“12.	Adjustment in the Number of Shares and in Option Price.

Except as provided in Paragraph 18, in the event there is any change in the shares of Jacobs Common Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate in the number of shares of Jacobs Common Stock available for Incentive Awards as well as the number of shares of Jacobs Common Stock subject to any outstanding Incentive Award and the option price, if any, thereof. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to any Incentive Award without payment therefore.”

5. Paragraph 13 of the Plan is hereby deleted in its entirety and replaced with the following:

“13. Awards of Restricted Stock and Restricted Stock Units.

(a) An Incentive Award in the form of shares of Restricted Stock or Restricted Stock Units may be awarded under this Paragraph 13 as determined by the Committee. Restricted Stock and Restricted Stock Units awarded under this Plan shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as “Forfeiture Restrictions”, and the shares that are then subject to the Forfeiture Restrictions are referred to as “Restricted Stock.” Any certificates representing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions. Restricted Stock Units are Incentive Awards denominated in units of Jacobs Common Stock under which the issuance of Jacobs Common Stock is subject to such vesting conditions (including continued employment or performance conditions) and other terms and conditions as the Committee deems appropriate. Each Restricted Stock Unit shall be equal to one share of Jacobs Common Stock and shall, subject to satisfaction of any vesting and/or other terms and conditions, entitle an Employee to the issuance of one share of Jacobs Common Stock in settlement of the Incentive Award.

(b) The number of shares of Jacobs Common Stock that may be issued under this Plan pursuant to awards of Restricted Stock and/or Restricted Stock Units shall be limited to 10% of the first 11,200,000 shares authorized for issuance as Incentive Awards under this Plan, and 50% of any shares authorized for issuance under this Plan in excess of 11,200,000. Any shares issued under this Plan pursuant to awards of Restricted Stock and/or Restricted Stock Units that are forfeited shall again be available for reissuance as Restricted Stock and/or Restricted Stock Units.

(c) The Forfeiture Restrictions with respect to Restricted Stock issued under this Paragraph 13 shall lapse and be of no further force and effect, and Restricted Stock Units issued under this Paragraph 13 shall vest, in each case upon the expiration of the period of time or the achievement of any performance conditions, in each case as fixed by the Committee upon or prior to the grant of the Incentive Award.

(d) In order to enforce the restrictions imposed upon shares of Restricted Stock, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such shares of Restricted Stock shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

(e) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any withholding taxes which it determines are required in connection the lapse of Forfeiture Restrictions and/or vesting or settlement of Restricted Stock Units, and an Employee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock as to which the restrictions have lapsed or that otherwise would have been issued in settlement of the Incentive Award.

(f) If shares of Jacobs Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Jacobs Common Stock on the date the tax liability arises.

(g) All of the foregoing restrictions, terms and other conditions regarding awards of Restricted Stock and Restricted Stock Units shall be evidenced by a written agreement between the Company and the Employee and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

(h) Schedule B, attached hereto, establishes the effects on outstanding awards of Restricted Stock and Restricted Stock Units of an Employee’s termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Restricted Stock and Restricted Stock Units containing terms and conditions different from, or in addition to, those set forth in Schedule B.”

6. Paragraph 14(c) of the Plan is hereby deleted in its entirety and replaced with the following:

“Grants of ISOs may be made under this Plan until January 22, 2019 or such earlier date as this Plan is terminated, and grants of NQSOs and awards of Restricted Stock and Restricted Stock Units may be made until all of the shares of Jacobs Common Stock authorized for issuance hereunder (adjusted as provided in Sections 5 and 12) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options or Restricted Stock Units outstanding under the Plan, or when there are no longer shares of Restricted Stock outstanding that are subject to Forfeiture Restrictions, unless earlier terminated by the Board or by the Committee.”

7.	The third row of the table set forth in Schedule A of the Plan (relating to treatment of Options in connection with a Change in Control) is hereby deleted in its entirety and replaced with the following:

Employment terminates in a Qualifying Termination within two years following a Change in Control	All Options become immediately vested	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) two years from the date of termination

8.	Schedule A of the Plan is hereby amended by adding the following to the end thereof:

A Change in Control occurs and Options are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	All Options become immediately vested	Expires on the date of the Change in Control; provided that the Employee is given at least 15 days notice of such termination and the opportunity to exercise outstanding Options during such notice period

9.	The Plan is hereby amended to add the following new Schedule B to the end thereof:

“SCHEDULE B

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan

Event	Impact of Event
Employee’s employment terminates due to Retirement.	Unvested Restricted Stock and Restricted Stock Units are forfeited upon Retirement.

Employee’s employment terminates due to Disability or death	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period.

Employment terminates in a Qualifying Termination within two years following a Change in Control	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested.

Employee’s employment terminates for reasons other than a Change in Control, Disability, Retirement or death (for purposes of this section, the receipt of severance pay or similar compensation by the Employee does not extend his or her termination date)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Employee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan effective as of the date the Company’s investment in the Related Company falls below 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Event	Impact of Event
Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan effective as of the date the Employee becomes an employee of the entity in which the Company’s ownership interest is less than 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Employment transferred to a Related Company	The restrictions on unvested Restricted Stock shall continue to lapse and Restricted Stock Units continue to vest after the transfer, subject to the Company’s actual performance with respect to any applicable performance-based vesting criteria.

A Change in Control occurs and Restricted Stock and/or Restricted Stock Unit awards are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested.